Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Keryx Biopharmaceuticals, Inc.:

We consent to the incorporation by reference in the following registration statements of Keryx Biopharmaceuticals, Inc., of our report dated March 31, 2009, with respect to the consolidated balance sheet of Keryx Biopharmaceuticals, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders’ (deficiency) equity, and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the December 31, 2009 annual report on Form 10-K of Keryx Biopharmaceuticals, Inc.:

-	Form S-8 dated February 5, 2001 (File No. 333-55006)
-	Form S-3 dated December 12, 2003, as amended (File No. 333-111143)
-	Form S-8 dated September 29, 2004 (File No. 333-119377)
-	Form S-3 dated March 16, 2004, as amended (File No. 333-113654)
-	Form S-3 dated April 19, 2004 (File No. 333-114593)
-	Form S-3 dated September 29, 2004 (File No. 333-119376)
-	Form S-3 dated July 11, 2005 (File No. 333-126494)
-	Form S-3 dated December 30, 2005 (File No. 333-130809)
-	Form S-3 dated April 6, 2006, as amended (File No. 333-133051)
-	Form S-8 dated April 6, 2006, as amended (File No. 333-133052)
-	Form S-3/A dated June 21, 2006 (File No. 333-133051)
-	Form S-8 dated July 31, 2007 (File No. 333-145003); and
-	Form S-3 dated August 28, 2009 (File No. 333-161607).

Our report dated March 31, 2009 contains an explanatory paragraph that states that the Company has incurred substantial recurring losses from operations, a deficiency in equity, has limited cash, cash equivalents, and short term securities, and illiquid investments in auction rate securities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

Our report also refers to the Company’s adoption of an accounting standard issued by the Financial Accounting Standards Board for the fair value of financial assets and liabilities in 2008.

/s/ KPMG LLP

New York, New York
March 25, 2010